Exhibit 10.1

Execution Version

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made effective as of July 5, 2022, by and between Vectrus, Inc., an Indiana corporation (the “Company”), and AIP, LLC, a Delaware limited liability company (“AIP”).

Background

Subject to the terms and conditions of this Agreement, the Company desires to retain AIP to provide certain management services to the Company and its subsidiaries.

Terms and Conditions

In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.                  Management Services. AIP shall provide general management, financial and other corporate advisory services to the Company and its subsidiaries from time to time as are reasonably requested in advance by the Company in connection with its financial and business affairs as are mutually agreed upon and documented at such times, and from time to time, by the Company and AIP (the “Services”). These Services shall be performed by the officers, employees or agents of AIP as it may determine in its discretion and reasonably acceptable to the Company from time to time. Notwithstanding any provision in this Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of Services required to be provided to, or requested by, the Company or its subsidiaries pursuant to this Agreement.

2.                  Expense Reimbursement. The Company shall promptly following receipt of invoice (but no later than the Company’s next billing cycle), when requested, reimburse AIP for all reasonable, documented and customary out-of-pocket expenses incurred in the ordinary course by AIP and AIP’s respective officers, employees and agents in connection with AIP’s provision of Services hereunder, including, without limitation, expenses for travel, meals, lodging and other customary items incurred in connection with the performance of the Services hereunder, and the reasonable fees and expenses of counsel, accountants and other advisors of AIP in connection with the enforcement of rights or taking of actions under, or interpreting, this Agreement. Reimbursement of such expenses and costs shall be made during the next regular billing cycle following submission to the Company by AIP of a statement (with reasonable backup documentation) for such expenses.

3.                  Indemnification.

(a)               The Company agrees to defend, indemnify and hold harmless AIP and its current and former affiliates, members, partners, employees and agents (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or reasonable and customary out-of-pocket expenses (including reasonable attorneys’ fees) arising from any claim by any person with respect to, or in any way related to, any act or omission of any of the Indemnitees to the extent in connection with the performance of Services by such Indemnitee under this Agreement (collectively, “Claims”), other than for Claims which shall be proven (as determined by a final, non-appealable determination of a court of competent jurisdiction) to be the direct result of willful misconduct by an Indemnitee. The Company shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, any of its affiliates or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven (as determined by a final, non-appealable determination of a court of competent jurisdiction) to be the direct result of willful misconduct by an Indemnitee, then AIP shall reimburse the Company for the costs of defense and other costs incurred by the Company. The obligation of the Company to indemnify the Indemnitees hereunder shall survive any termination of this Agreement and shall be binding on any successors and assigns of the Company. Any payments to be made by the Company hereunder shall not be subject to set-off and shall be increased by the amount, if any, of any taxes (other than taxes in respect of income) or other governmental charges levied in connection with such payments so that the net amount received by you shall be equal to the amount payable hereunder before deduction of any such taxes or charges (other than income taxes).

(b)               The Company hereby acknowledges that the Indemnitees have certain rights to indemnification, advancement of expenses or insurance provided, as applicable, by American Industrial Partners Capital Fund VI, L.P. or certain of its affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees with respect to any indemnification, hold harmless obligation, expense advancement or reimbursement provision or any other similar obligation whether pursuant to or with respect to this Agreement, the organizational documents of the Company or any other agreement, as applicable, (i) that the Company is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), (ii) that the Company shall be required to advance the full amount of reasonable and customary expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines, and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, the organizational documents of the Company or any other agreement, as applicable, without regard to any rights any Indemnitee may have against the Fund Indemnitors, and (iii) that the Company irrevocably waives, relinquish and release the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any Indemnitee with respect to any claim for which any Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any Indemnitee against the Company. The Company agrees that the Fund Indemnitors are express third-party beneficiaries of the terms of this Section 3(b).

4.                  Independent Contractor; No Joint Venture. AIP is performing services hereunder as an independent contractor (and not as an agent, representative or employee of the Company) and AIP is not and shall not be deemed to be a co-venturer with, or partner of, the Company in any respect.

5.                  Information; Confidentiality. In addition to, and not in limitation of, AIP’s rights and obligations pursuant to Section 3 of the Shareholders Agreement:

(a)               The Company shall furnish AIP with such information as AIP reasonably requests in connection with performing the requested Services hereunder (all such information so furnished being referred to hereinafter as the “Information”). The Company recognizes and confirms that AIP (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, and (ii) do not assume responsibility for the accuracy or completeness of the Information and such other information.

(b)               AIP agrees to keep confidential and not divulge any Information, and to use such Information only in connection with performing the requested Services hereunder; provided that nothing herein shall prevent AIP from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over AIP, (iii) to the extent required or requested pursuant to subpoena, interrogatories or other discovery requests, or (iv) to AIP’s officers, directors, managers, employees, consultants, financial advisors, counsel, accountants and other representatives (“Representatives”) in connection with performing the Services; provided that in the case of clause (i), (ii) or (iii) above, AIP shall notify the Company of the proposed disclosure in advance of such disclosure (to the extent legally permissible) and use reasonable best efforts to ensure that any Information so disclosed is accorded confidential treatment. The Company acknowledges that AIP’s review, and the review of AIP’s Representatives, of the Information may inevitably enhance such Person’s knowledge and understanding of the industries in which the Company and its Subsidiaries operate in a way that cannot be separated from such Person’s other knowledge and the Company agrees that the foregoing sentence shall not restrict such Person’s use of such general industry knowledge and understanding retained in such Person’s unaided memory without reference to Information in written, electronic or other fixed form, which may be included in the Information and that is not specific to the Company or its businesses, including in connection with investments in other companies in the same or similar industries.

6.                  Limitation of Liability. Neither AIP nor any other Indemnitee shall be liable to the Company or any of its affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from willful misconduct on the part of an Indemnitee acting within the scope of such person’s employment or authority as determined by a final, non-appealable determination of a court of competent jurisdiction. In no event will AIP or any other Indemnitee be liable to the Company or any of its affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by AIP hereunder.

7.                  No Representations or Warranties. AIP makes no representations or warranties, express or implied, in respect of the services to be provided by AIP or any of the other Indemnitees. Except as AIP may otherwise agree in writing after the date hereof (i) it shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly (A) engage in the same or similar business activities or lines of business as the Company or any of its affiliates, including those competing with the Company or any of its affiliates and (B) do business with any client or customer of the Company or any of its affiliates, (ii) neither AIP nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein, and (iii) in the event that AIP acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its affiliates, on the one hand, and AIP, on the other hand, or any other person, AIP shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its affiliates and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that AIP directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company or any of its affiliates.

8.                  Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement may be amended or modified, or any provision hereof may be waived; provided that such amendment or waiver is set forth in a writing executed by the parties. No courses of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

9.                  No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; provided that AIP may assign all of its rights and obligations hereunder to any affiliate of AIP without the consent of the Company; provided that AIP will inform the Company in advance of any such assignment.

10.              Binding Effect. In the event of assignment of this Agreement pursuant to Section 9 hereunder, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

11.              Termination. This Agreement shall commence on, and shall be effective from, the date hereof and shall terminate on the eighth (8th) anniversary of the date hereof or such earlier date as AIP and the Company may mutually agree in writing. In the event of a termination of this Agreement, the Company shall pay AIP all unpaid expenses pursuant to Section 2 above due prior to the time of termination. Sections 3, 5 and 12 (as well as the obligation to pay any amounts that have become due before termination of this Agreement), shall survive any termination of this Agreement.

12.              Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder the prevailing party shall be entitled to its reasonable attorneys’ fees, including attorneys’ fees on appeal, costs, and disbursements in addition to any other relief to which it may be entitled.

13.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of laws. Each of the parties hereto agrees that all actions, suits or proceedings arising out of, based upon or relating to this Agreement or the subject matter hereof will be brought and maintained exclusively in the federal and state courts of the State of New York. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard will be deemed to be included in clause (i) above. The provisions of this Section will not restrict the ability of any party to enforce in any court any judgment obtained in a court included in clause (i) above.

14.              Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of, based upon or relating to this agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this section constitute a material inducement upon which such party is relying and will rely in entering into this agreement and the transactions contemplated hereby. Any of the parties hereto may file an original counterpart or a copy of this agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

15.              Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by reputable overnight courier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

If to AIP:

c/o American Industrial Partners
330 Madison Avenue, 28th Floor
New York, NY 10017

Attention:	General Counsel
Email:	notices@americanindustrial.com

If to the Company:

Vectrus, Inc.

7901 Jones Branch Drive, Suite 700, McLean, Virginia 22102

Telephone:

Attention:	Kevin T. Boyle
E-mail:	Kevin.Boyle@vectrus.com

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner Notices will be deemed to have been given hereunder when delivered personally, five (5) days after deposit in the U.S. mail and one (1) business day after deposit with a reputable overnight courier service.

17.       Certain Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

(a)       “Person” means any corporation, association, partnership, limited liability company, joint venture or other company, business trust, trust, organization or other entity of any kind.

(b)       “Shareholders Agreement” means that certain Shareholders Agreement, dated July 5, 2022, by and between the Company and the shareholders of the Company who are or become signatories thereto.

(c)       “Subsidiary” or “subsidiary” means, with respect to any Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (i) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person or (i) has the power to generally direct the business and policies of that other Person.

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[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the day and year first above written.

VECTRUS, INC.

By:	/s/ Charles L. Prow
Name: Charles L. Prow
Title: President and Chief Executive Officer

[Signature Page to Management Services Agreement]

AIP, LLC

By:	/s/ Stanley Edme
Name: Stanley Edme
Title: Partner and Chief Compliance Officer

[Signature Page to Management Services Agreement]